Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of the 19 day of October, 2010, by and between Aetna Inc. (“Company”) and Ronald A. Williams (“Consultant”).  The parties hereto agree as follows:

1.         Engagement.  Company hereby engages Consultant and Consultant hereby agrees to render at the request of the Company’s Chief Executive Officer or Board of Directors, upon reasonable notice, independent consulting services for Company related to public policy, federal regulatory strategy and other business matters as agreed by the parties.  In addition, Consultant shall also provide consulting services hereunder to Aetna Foundation, Inc.  In this engagement and all activities hereunder, Consultant shall serve as an independent contractor of Company, as further explained in Section 6 below.

2.         Consulting Term.  This Agreement is effective as of the date hereof.  The consulting services under this Agreement shall be provided during the period commencing  as of the date immediately following the Consultant’s retirement from his employment with the Company in April 2011 and shall terminate on February 28th, 2012, unless terminated earlier pursuant to this Agreement (the “Consulting Term”).  Notwithstanding the foregoing, or anything else to the contrary, unless otherwise agreed by the Company, this Agreement shall be null and void and Consultant shall not assume a consulting role hereunder, if Consultant’s employment with the Company is terminated after the date hereof under any circumstances other than retirement by the Consultant in April 2011, as contemplated under the Amended and Restated Employment Agreement between Consultant and the Company dated December 5, 2003, as amended through the date hereof (the “Employment Agreement”).

3.         Terms.  As compensation for services rendered hereunder, the Company agrees to pay Consultant $20,000 per month.  Such payment shall be payable without deduction for taxes, including federal income, social security or state income taxes.  All applicable taxes shall be the responsibility of Consultant.  In addition, the Company also shall pay reasonable out of pocket business expenses of Consultant incurred in connection with the consulting services performed at Company’s and Aetna Foundation Inc.’s request.  Such out of pocket expenses shall be documented and submitted to the Company within 30 days of the time the expenses are incurred and amounts shall be in accordance with the Company’s expense reimbursement policies.  Company shall provide Consultant with an office with appropriate support services (including secretarial support) at a location mutually agreed upon.

    4.           Performance of Duties.  Consultant shall render services in good faith, at such times during the term hereof, and in such manner, as Company and Consultant shall mutually agree.  Services provided hereunder shall be performed at such places and at such times as are reasonably convenient to Consultant, upon reasonable notice.  Consultant shall observe all reasonable policies and directives promulgated from time to time by Company with respect to the consulting services to be rendered hereunder which are not inconsistent with this agreement and executive’s other agreements with the Company.  In compliance with Section 409A of the Internal Revenue Code and regulations promulgated thereunder, Company and Consultant do not expect that the services to be provided hereunder will exceed 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period by Consultant (in any capacity) (the "Service Limit"). In furtherance of the foregoing, Company (with regard to services to be provided to it and to Aetna Foundation, Inc.) shall not require or accept services by the Consultant beyond the Service Limit and the Consultant shall not provide services beyond the Service Limit.

5.          Termination.  Consultant may terminate this Agreement at any time.  This Agreement also will terminate on Consultant’s death.  The Company may terminate this Agreement if Consultant materially breaches his obligations under Paragraph (7) or (8) and such breach is not cured within 10 days of the Company’s written notice thereof.  Consultant’s obligations under Section 8 (Confidential Information),  Section 9 (Rights of Authorship), Section 10 (Remedy), Section 11 (Arbitration) and Section 12 (Miscellaneous) shall survive termination hereof.

6.          Independent Contractor.  It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder.  Company shall carry no workers’ compensation insurance or any health or accident insurance (other than standard Aetna retiree medical care benefits to which the Consultant is otherwise entitled) to cover Consultant.  Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.   Company acknowledges that pursuant to the Employment Agreement, Consultant’s rights to indemnification survive the termination of the Employment Agreement and agrees that the consulting services provided hereunder shall be treated for such indemnification purposes as if the services had been provided under the Employment Agreement.

7.   Post Employment Covenants.  Consultant acknowledges and agrees that the covenants against noncompetition, non-disclosure, non-solicitation of customers and employees, cooperation and nondisparagement contained in Section 6.15 of the Employment Agreement remain in full force and effect during and following the Consulting Term as more specifically set forth in the Employment Agreement, and that a breach of any of those covenants during the Consulting Term shall constitute a breach of this Agreement.  Further, Consultant agrees that, notwithstanding anything to the contrary in the Employment Agreement, during the Consulting Term (which can be terminated at any time at the election of Consultant pursuant to Section 5), the Specified Companies referenced in Section 6.15(c) of the Employment Agreement shall refer to Cigna Corporation, UnitedHealth Group Incorporated, Humana Inc., WellPoint Inc., Health Net Inc., Coventry Health Care Inc., Kaiser Permanente and any health plan affiliated with Blue Cross Blue Shield Association.  Further, Consultant agrees that the covenant not to compete with the Company included in Section 6.15(c) of the Employment Agreement shall be extended, without the modification to add the additional companies, to operate for the 12 month period following the Consulting Term (it being understood that the remaining covenants will operate from the date of Consultant's termination of employment with the Company).

8.           Confidential Information.   Consultant desires to act as a consultant to Company and he understands and agrees that his duties for the Company in the past have required, and his consulting duties may require, access to Confidential Information of a competitive nature, which Company makes available only to select persons who have a need to know such confidential information, and/or information subject to the attorney-client and work product privileges.  Consultant acknowledges and agrees that Section 16.15(a) of the Employment Agreement relating to nondisclosure and return of confidential information shall apply during the Consulting Term and that such provision is hereby incorporated by reference.

9.           Rights of Authorship.  Consultant acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

10.           Remedy.  Consultant understands that Company would not have any adequate remedy at law for the material breach or threatened breach by the Consultant of Sections 8 (Return of Confidential Information) or 9 (Rights of Authorship) of this Agreement, and agrees that in the event of any such material breach or threatened breach, Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Consultant from the breach or threatened breach of such covenant(s).

11.           Arbitration.  Any matter, controversy or claim arising out of or relating to this Agreement or to any breach of this Agreement, except claims for equitable remedies as set forth in Section 10, as to which Company has elected to seek a court remedy, shall be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgments on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Each party shall pay:  the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.

12.        Miscellaneous.
(a)           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Company or Consultant at the address set forth below to such other address as they shall notify each other in writing.
If to Company:

Chief Executive Officer
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

With a copy to:

General Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

              If to Consultant:  at Consultant’s last known address as reflected on the books and records of the Company

         (b)   Assignment.  This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns.  This Agreement shall not be assignable by Consultant and shall not be assignable by the Company without Consultant’s consent, except in the context of a sale or other transfer of all or substantially all of the business or assets of the Company.

       (c)   Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Connecticut in every respect, without regard to its rules regarding conflicts of law.

       (d)   Headings.  Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto.  If there is any conflict between such numbers and headings and the text hereof, the text shall control.

       (e)   Severability.  If for any reason any portion of this Agreement shall be held invalid or unenforceable, the parties agree that it is their intent that such provision shall be enforced to the maximum extent possible under applicable law, and that the court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties, and that notwithstanding such invalidity, unenforceability or reformation of any provision, the remaining provisions of this Agreement shall remain in full force and effect.

      (f)   Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements between the parties, provided, however, that the parties acknowledge that certain provisions of the Employment Agreement, may remain in effect as provided in such agreement and amendments thereto, during all or a portion of the term of this Agreement.  No officer, employee, or representative of Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereof that is not contained herein, and Consultant represents and warrants that he has not executed this Agreement in reliance upon any such representation or promise.  No modification, extension or renewal of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         (g)   Waiver of Breach.  The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

         (h)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

Aetna Inc.	Ronald A. Williams
By: /s/ Elease E. Wright Elease E. Wright, Senior Vice President, Human Resources	/s/ Ronald A. Williams
Date: October 19, 2010	Date: October 19, 2010